Exhibit 16.1


August 17, 2005

Securities and Exchange Commission
100 F. Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4 of State Bancorp, Inc.'s Form 8-K dated August 17, 2005 and have the following comments:

     1. We agree with the statements made in Item 4.01 (a) first, third and fourth sentences and Item 4.01 (c).

     2. We have no basis on which to agree or disagree with the statements made in Item 4.01 (a) second sentence and Item 4.01 (b).



Yours truly,

Deloitte & Touche LLP